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                                                                    EXHIBIT 99.1


          MORTON INDUSTRIAL GROUP, INC. TO ACQUIRE CARROLL GEORGE, INC.



MORTON, IL - MARCH 3, 1998 - Morton Industrial Group, Inc. (OTC BB:MGRP) today announced that it has entered into an agreement to acquire substantially all of the stock of Carroll George, Inc., a privately held company based in Northwood, Iowa. The transaction is anticipated to close within sixty days.

Carroll George, Inc. is a leading supplier of composite structures and plastic-based parts, assemblies and components to leading construction, agricultural and industrial equipment manufacturers, its capabilities include die cutting, fabrication, plastic forming and plastic line bending, stamping and molding.

William D. Morton, Chairman, President and Chief Executive Officer of Morton Industrial Group, Inc., stated: "We are pleased to welcome our colleagues at Carroll George, Inc. as members of our Morton Industrial Group family. A component of our growth strategy is the pursuit of appropriate synergistic acquisition opportunities. We believe that the acquisition of Carroll George, Inc. is an excellent strategic fit for Morton Industrial Group as we enhance our fabrication services with other commodities such as composite structures and plastic-based parts, assemblies and components."

Morton Industrial Group, Inc. ("Morton" or the "Company") today owns Morton Metalcraft Co., a supplier of high-quality fabricated sheet metal components and subassemblies for the off-highway construction, agricultural and industrial equipment markets. Its annual revenues are approximately $100 million. It provides large original equipment manufacturers (OEMs) with a wide range of products and services in the areas of fabrication, composites, machining and electronics. Over a five-year period, from 1993 to 1997, Morton's sales have grown at an average annual compounded rate of approximately 25 percent.

The Company has applied for the listing of its common stock on the Nasdaq Small Cap Market.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), including, but not limited to, statements related to Morton's beliefs, expectations, or intentions. These statements involve risk and uncertainties that may cause Morton's actual results to differ significantly from those expected, suggested, or projected. Factors that could contribute to such differences include, but are not limited to, competition with other fabricators; the risks associated with Morton's acquisition strategy, including unanticipated problems, difficulties in integrating acquired businesses, diversion of management's attention from daily operations, possible increased interest costs, and possible adverse effects on earnings resulting from increased goodwill amortization; introduction of new technologies that require significant capital expenditures; and general economic and business conditions.





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